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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT executed as of March 3, 2003 by and between CENTRAL PARKING CORPORATION, a Tennessee corporation (the "Company"), and WILLIAM J. VARESCHI, JR., an individual residing in Nashville, Tennessee (the "Executive").

         IN CONSIDERATION of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

                                  SECTION I
                                  EMPLOYMENT

         Executive is currently employed by the Company. The Company desires to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company upon the terms and conditions provided in the Agreement.

                                  SECTION II
                        POSITION AND RESPONSIBILITIES

         During the Period of Employment (as such term is defined herein below), the Executive agrees to serve as Chief Executive Officer and Vice Chairman of the Board of Directors of the Company, and to be responsible for the typical management responsibilities expected of an officer holding such position(s) and such other responsibilities as may be assigned to Executive from time to time by the Board of Directors of the Company (in each case consistent with past practice).

                                 SECTION III
                               TERMS AND DUTIES

         A.       Period of Employment.

         The period of Executive's employment under this Agreement will commence as of the date of this Agreement and shall continue through March 31, 2004 ("Initial Term"), subject to extension or termination as provided in this Agreement ("Period of Employment"). On each anniversary of the commencement of the Period of Employment, the period of Executive's employment shall be automatically extended for additional one (1) year periods, unless either party gives notice thirty (30) days in advance of such anniversary date of such party's intent not to extend the Period of Employment.

         B.       Duties.

         During the Period of Employment, the Executive shall devote substantially all of his business time, attention and skill to the business and affairs of the Company. The Executive will perform faithfully the duties which may be assigned to him from time to time by the Board of Directors of the Company, consistent with Section II above.

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                                   SECTION IV
                             COMPENSATION; BENEFITS

         For all services rendered by the Executive in any capacity during the Period of Employment, the Executive shall be compensated as follows:

         A. Base Salary. The Company shall pay the Executive an annual base salary ("Base Salary") in the amount of Six Hundred Thousand Dollars ($600,000). The Base Salary shall be payable according to the customary payroll practices of the Company, but in no event less frequently than once each month. The Base Salary shall be reviewed each fiscal year and shall be subject to increase according to the policies and practices adopted by the Company from time to time. For the purposes of this Agreement, "Base Salary" shall mean the amount set above and, to the extent it is subsequently increased, such increased amount.

         B. Annual Incentive Award. The Company will pay an annual incentive compensation award or bonus ("Annual Incentive Award") to the Executive in accordance with the Company's bonus plan or program providing benefits substantially similar to bonus plans as may be adopted from time to time by the Company.

         C. Additional Benefits. The Executive will be entitled to participate in all employee benefit plans or programs and receive all benefits and perquisites for which senior executives of the Company are eligible under any existing or future plan or program established by the Company for senior executives. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. These may include, among others, group hospitalization, health, dental care, vision, life or other insurance plans, auto allowance, profit sharing plans, 401(k) plans or other retirement plans, sick leave plans, travel or accident insurance, disability insurance, stock purchase programs and stock option or other long-term incentive plans. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried or senior executives as long as such amendment or termination is applicable to all salaried employees or senior executives. The Executive will be entitled to annual paid vacation as established by the Board of Directors of the Company and consistent with past practices.

                                  SECTION V
                                   BUSINESS

         The Company will reimburse the Executive for all reasonable travel, accommodations and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement.

                                  SECTION VI
                                  DISABILITY

         A. In the event the Executive becomes disabled during the Period of Employment to an extent which entitles him to benefits under the Company's long-term disability benefit plan


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applicable to senior executive officers generally as in effect from time to time, Executive's employment shall terminate automatically and Executive shall be entitled to receive amounts payable pursuant to the terms of a long-term disability insurance policy or similar arrangement which the Company maintains during the Period of Employment. In this case, normal compensation will cease except for (i) earned but unpaid Base Salary,(ii) the greater of (a) the target Annual Incentive Award, or (b) the Annual Incentive Award actually earned, and
(iii) any other earned but unpaid incentive plan awards, all payable on a prorated basis for the year in which the disability occurred.

         B. During the period the Executive is receiving payments of either regular compensation or disability insurance described in this Agreement and as long as he is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with his prior position with the Company and his physical and mental health. If the Company fails to make a payment or provide a benefit required as part of the Agreement, the Executive's obligation to fulfill information and assistance will end.

         C. The term "disability" will have the same meaning as under any long-term disability insurance provided pursuant to this Agreement or otherwise.

                                  SECTION VII
                                      DEATH

         In the event of the death of the Executive during the Period of Employment, the Company's obligation to make Base Salary and bonus payments under this Agreement shall cease as of the date of death, except for: (i) earned but unpaid Base Salary, (ii) the greater of (a) the target Annual Incentive Award, or (b) the Annual Incentive Award actually earned, and (iii) any other earned but unpaid incentive plan awards, all payable on a prorated basis for the year in which the Executive's death occurred.

                                  SECTION VIII
                TERMINATION; EFFECT OF TERMINATION OF EMPLOYMENT

         A. If the Executive's employment terminates due to a Without Cause Termination (as such term is defined later in this Agreement), the Company shall continue to pay to the Executive upon such termination for twenty four
(24) months, on the first day of each month, the sum of (i) his monthly Base Salary, plus (ii) an amount equal to one-twelfth (1/12) of lesser of (a) the three year average (or, to the extent Executive has not been employed for three full fiscal years, the average of the actually completed fiscal years) of Annual Incentive Awards that Executive received during the Company's immediately preceding three fiscal years, or (b) the target Annual Incentive Award for the fiscal year in which the termination occurs, though in no case shall the total Base Salary and bonus paid to Executive equal less than one hundred twenty-five per cent (125%) of Executive's Base Salary. Earned but unpaid Base Salary and unreimbursed expenses and unpaid Annual Incentive Award through the date of termination will also be paid in a lump sum within thirty (30) days of such the termination. In addition, the Company shall continue to provide for a period of twenty four (24) months all welfare benefits customarily provided to Company executives, including group hospitalization, healthcare insurance, dental care, vision, life insurance and disability insurance ("Welfare Benefits") and shall provide outplacement assistance of up to $25,000.


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         B.       If the Executive's employment terminates due to a Termination for Cause any earned but unpaid Base Salary and unreimbursed expenses through the date of termination will be paid in a lump sum to Executive. No other payments will be made by the Company.

         C. If the Executive's employment terminates due to a voluntary termination by Executive (but not Constructive Discharge) any earned but unpaid Base Salary and unreimbursed expenses through the date of termination, earned but unpaid Annual Incentive Award through the date of termination, and any other incentive plan awards earned will all be paid in a lump sum to Executive and shall be paid within thirty days of the termination. No other payments will be made by the Company.

         D. Upon termination of the Executive's employment, the Period of Employment will cease as of the date of the termination and all benefits other than as specifically provided herein or in other agreements between the Executive and the Company, shall terminate on such date.

         E. The Company may terminate the Executive by complying with either the "Termination for Cause" or "Without Cause Termination" as defined below. Executive may terminate this Agreement at any time by providing thirty
(30) days prior written notice to the Company of a voluntary termination, a termination in accordance with Section XI herein, or a "Constructive Discharge" as defined below:

                  1. A "Termination for Cause" means termination of the Executive's employment by the Company, acting in good faith, by written notice to the Executive specifying the events relied upon, as a result of (a) Executive's embezzlement, intentional mishandling of Company funds, or theft or fraud with respect to the business or affairs of the Company, (b) Executive's conviction of a felony or other crime involving moral turpitude which adversely affects the Executive's job-related responsibilities, (c) a violation by Executive of the covenants set forth in Section IX of this Agreement, or (d) following written notice by the Company, the Executive's deliberate and willful continuing refusal to substantially perform the duties and obligations of his position. The Company must provide such notice thirty (30) days prior to termination. For purposes of this definition, no act, or failure to act, on the Executive's part will be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company.

                  2. A "Without Cause Termination" means (i) a termination of the Executive's employment by the Company other than a Termination for Cause or other than a termination due to death or disability; (ii) a Constructive Discharge; or (iii) the failure of the Company to renew this Agreement under
Section IIIA.

                  3. A "Constructive Discharge" means termination of the Executive's employment by the Executive due to a failure of the Company to fulfill its obligations under this Agreement in any material respect, including without limitation (i) any reduction of the Executive's Base Salary or any reduction in Executive's Annual Incentive Award target or any other Company incentive plan target (except that the target may be reduced up to twenty-five per cent if it is reduced by the same percentage for all other similarly situated executive officers), (ii) a substantial reduction of benefits (other than a reduction in benefits applicable to all employees), or (iii) the reduction in the title, authority, and/or duties of the Executive or the failure of Executive to be elected or continue as


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a Director, other than isolated, insubstantial or inadvertent action that is remedied by the Company following written notice by the Executive. The Executive will provide the Company a written notice which describes the circumstances being relied on for the termination with respect to the Agreement within thirty
(30) days after the event giving rise to the notice. The Company will have thirty (30) days to remedy the situation prior to the termination for Constructive Discharge.

                  F. Executive shall not be required to offset against amounts due from the Company under this Section for any salary, bonus or other benefits (other than the Welfare Benefits) received by Executive from a third-party, and Executive shall be under no duty to mitigate by seeking or accepting another position.

                                   SECTION IX
                      OTHER DUTIES OF THE EXECUTIVE DURING
                       AND AFTER THE PERIOD OF EMPLOYMENT

         A. The Executive will, with reasonable notice during or after the Period of Employment, furnish information as is in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.

         B. The Executive recognizes and acknowledges that all proprietary information pertaining to the affairs, business, clients, customers or other relationships of the Company, as hereinafter defined, is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this proprietary information are essential to the performance of the Executive's duties under this Agreement. The Executive will not during the Period of Employment or after except to the extent reasonably necessary in performance of the duties under this Agreement, give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company except as required by law. The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. The Executive will also use his reasonable best efforts to prevent the disclosure of this information by others. All records, memoranda, and documents of any kind relating to the business of the Company whether made by the Executive or otherwise coming into his possession in the course of his employment are confidential and will remain the property of the Company.

         C. During the Period of Employment and for a twelve (12) month period thereafter, the Executive will not use his status with the Company to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company. During the Period of Employment and, in the case of (i) through (iii) below, for a twelve (12) month period, and in the case of (iv) through (vi) below, for a twenty four (24) month period, following termination of employment, the Executive will not, directly or indirectly, either as an individual for his own account or as a consultant, partner, joint venturer, employee, agent, officer, director, shareholder or member: (i) make any statements or perform any acts intended to advance the interest of any existing or prospective competitors of the Company; (ii) own or hold any proprietary interest in or be employed by, consult with or receive compensation from, any party engaged in the same or any similar business as the Company as of the date of termination, in the United States and other areas where the Company conducts its business; (iii) solicit any members of


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the then current clients, customers or landlords of the Company as of the date of termination or discuss with any employee or consultant of the Company as of the date of termination information or operation of any business intended to compete with the Company; (iv) solicit or attempt to solicit any clients, customers or landlords of the Company existing on the date of termination with the intent or purpose to perform services for such clients, customers or landlords which are the same or similar to those provided by the Company or its affiliates, or encourage or attempt to encourage any such clients, customers or landlords to not continue or otherwise modify adversely its business relationship with the Company; (v) enter into any lease, sublease, license agreement, service agreement, option agreement, management or operating agreement relating to, or otherwise acquire any rights with respect to, any of the parking facilities managed or operated by the Company or its affiliates on the date of Executive's termination; or (vi) engage, hire, solicit or attempt to solicit for the purpose of hiring or engaging, as an employee, agent, consultant, independent contractor, or in any other capacity, any of the Company's or its affiliates employees or consultants. For purposes of this
Section IX, "Company" shall include any of the Company's subsidiaries, joint ventures, partnerships or affiliates, to the extent that the Company has an interest of 50% or greater in such entities. For the purposes of the Agreement, proprietary interest means legal or equitable ownership, whether through stock holdings or otherwise, of a debt or equity interest (including options, warrants, rights and convertible interests) in a business firm or entity, or ownership of more than 5% of any class of equity interest in a publicly-held company. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope and the sufficiency of the consideration for such covenants.

         D. The Executive acknowledges that his breach or threatened or attempted breach of any provision of Section IX would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of
Section IX without being required to prove damages or furnish any bond or other security. If any provision of this Section IX or any other section of this Agreement is held to be invalid by a court of competent jurisdiction, then such provision shall be severed from this Agreement, and such invalidity shall not affect any other provision of this Agreement, the balance of which shall remain in full force and effect. In the event that any provision of this Section IX shall ever be deemed to exceed the time or geographical limits permitted by applicable law, then such provisions shall be reformed to the maximum time and geographical limits permitted by applicable law. In the event of the material breach by Executive of a provision of this Section IX, which remains uncured after thirty days' notice to Executive, the Company shall be entitled to cease all payments of severance and the provision of benefits to Executive.

                                   SECTION X
                                 INDEMNIFICATION

         The Company will indemnify the Executive to the fullest extent permitted by the laws of the state of Tennessee in effect at that time, or charter and bylaws of the Company whichever affords the greater protection to the Executive.


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                                   SECTION XI
                                CHANGE IN CONTROL

         A. In the event there is a Change in Control (as such term is defined below) and within the twenty four (24) month period following such event Executive terminates his employment for "Good Reason," as defined below, or is terminated due to a Without Cause Termination, the Company shall in a lump sum pay on the date of termination to the Executive the sum of (i) three times his Base Salary, plus (ii) an amount equal to three times the Executive's target Annual Incentive Award that Executive was to receive during the Company's fiscal year in which the Change in Control took place, plus (iii) a continuation of Welfare Benefits and other perquisites of employment (including payment on the date of termination of the Company portion of 401k contributions that would have been made over the subsequent three (3) years based on the Executive's compensation and Company contribution rate in effect prior to the Change in Control) for a period of three years following the termination, plus (iv) up to $25,000 in outplacement assistance, plus (v) an amount equal to the greater of
(i) the target Annual Incentive Award, or (ii) actual earned Annual Incentive Award, calculated on a pro-rated basis for the period commencing on the Change in Control for a termination in the same fiscal year in which the Change in Control occurs and commencing with the beginning of the fiscal year in which the termination occurs for a termination following a fiscal year in which there is a Change in Control and ending on the date of termination. Further, in the event of a Change in Control followed by a termination as described above, the Company shall pay to Executive in a lump sum upon the Change in Control an amount equal to the greater of (i) the target Annual Incentive Award calculated on a pro-rated basis for the fiscal year in which the Change in Control occurs and ending on the date of the Change in Control, or (ii) the actual earned Annual Incentive Award calculated for the fiscal year in which the Change in Control occurs and ending on the date of the Change in Control. In addition, in the event there is a Change in Control (i) all unvested deferred stock units, (ii) all unvested stock options other than Special Options, as is hereafter defined,
(iii) all vested but currently unexercisable special options granted on February 6, 2002 (the "Special Options"), (iv) all unvested Special Options with an accelerated vesting target price or exercise price equal to or less than the price per share established for the Company stock in the Change in Control transaction, shall immediately vest and become exercisable upon the Change in Control.

         B. For purposes of this Agreement, "Change in Control" shall mean the first to occur of the following events: (i) the consummation of a plan of liquidation with respect to the Company; (ii) the sale or other divestiture of all or substantially all of the assets (excluding the sale of assets in the ordinary course of business or sale and lease back and other transactions that are primarily a financing transaction for the Company or related to an acquisition by an employee benefit plan of the Company) of the Company, including the sale of its direct or indirect majority-owned subsidiaries; (iii) the acquisition by any person or affiliated group of persons as defined in
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act") of thirty per cent (30%) or more of the outstanding voting power of the Company so that such person or affiliated group shall become the beneficial owner, as defined in Rule 13d-3 of the 1934 Act, directly or indirectly, of such voting power of the Company other than acquisitions by the Company, a subsidiary of the Company, an employee benefit plan of the Company, or Monroe J. Carell, Jr. or his family members or any entity owned directly or indirectly by Mr. Carell or his family members or his or their estates; (iv) the consummation of a consolidation or merger of the Company with another entity, or the


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reorganization of the Company, unless (a) the consummation of such consolidation, merger, or reorganization would result in the stockholders of the Company immediately before such consolidation or merger owning, in the aggregate, more than seventy percent (70%) of the outstanding voting power of the surviving entity immediately after such consolidation, merger or reorganization; (b) the individuals who, as of the date hereof, constitute the Board of the Company (the "Incumbent Board") continue to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or group other than the Board; and (c) following the consummation of a consolidation or merger or reorganization, no person or affiliated group of persons as defined in 1934 Act owns thirty percent (30%) or more (other than Mr. Carell or his family members or any entity owned directly or indirectly by Mr. Carell or his family members or his or their estates) of the outstanding voting power of the Company; or (v) the members of the Incumbent Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or group other than the Board.

         C. Notwithstanding anything to the contrary herein, Executive shall not be entitled to receive benefits under both Sections VIII and XI.

         D. Any dispute related to the benefits to be paid under this Section shall be governed by the arbitration provisions of Section XVI .

         E. "Good Reason" means the occurrence after a Change in Control of any of the events or conditions described in clauses (1) through (7) hereof:

                  1. any (i) change in the Executive's status, title, position or responsibilities (including reporting responsibilities, such as a change that diminishes his responsibilities by requiring Executive to report to another executive or Board of Directors of another company which, in the Executive's reasonable judgment, represents an adverse change from the Executive's status, title, position or responsibilities as in effect at any time within 180 days preceding the date of the Change in Control or at any time thereafter,
         (ii) assignment to the Executive of duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with the Executive's status, title, position or responsibilities as in effect at any time within 180 days preceding the date of the Change in Control or at any time thereafter, or (iii) removal of the Executive from or failure to reappoint or reelect the Executive to any of


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         such offices or positions, in each case except in connection with the termination by the Company of the Executive's employment for death, disability, or Termination for Cause;

                  2. a reduction in the Executive's base salary or bonus opportunity (a reduction in Executive's target Annual Incentive Award); the actual payment of less than 75% of the greater of (i) Executive's target Annual Incentive Award; or (ii) the average of the three prior Annual Incentive Awards earned by Executive (or, to the extent Executive has not been employed for three full fiscal years, the average of the actually completed fiscal years); or a reduction in target awards under any other incentive plan(s)); or any failure to pay the Executive any compensation or benefits to which the Executive is entitled within ten (10) days after the date when due;

                  3. the imposition of a requirement that the Executive be based at any place outside a 50-mile radius of the Company's current principal office, except for reasonably required travel on Company business which is not materially greater in frequency or duration than prior to the Change in Control;

                  4. the failure by the Company to (i) continue in effect (without reduction in benefit level or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within 180 days preceding the date of the Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive or (ii) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Executive was participating at any time within 180 days preceding the date of the Change in Control or at any time thereafter;

                  5. the insolvency or the filing (by any party, including the Company) of a petition for bankruptcy with respect to the Company, which petition is not dismissed within sixty (60) days;

                  6. any material breach by the Company of any provision of this Agreement; or

                  7. any purported Termination for Cause of the Executive's employment by the Company which does not comply with the terms of this Agreement.

         Any event or condition described in clauses (1) through (7), or a Without Cause Termination, that occurs prior to a Change in Control but which the Executive reasonably demonstrates (a) was at the request or direction of a person (or group) who indicated the intention to, or took takes steps reasonably calculated to, effect a Change in Control and who subsequently effects a Change in Control, or (b) otherwise arose in connection with, or in anticipation of, a Change in Control which subsequently occurs, will constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to the Change in Control.

         F. Notwithstanding anything herein to the contrary, in the event a Without Cause Termination occurs following a Change in Control or a termination for Good Reason occurs,


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Executive shall not be bound by the provisions of Section IX following termination of Executive's employment.

         G. If the Internal Revenue Service asserts, or if Executive or the Company is advised in writing by an accounting firm of regional standing, that any payment in the nature of compensation to, or for the benefit of, Executive from the Company (or any successor in interest) constitutes an "excess parachute payment" under section 280G of the Internal Revenue Code, whether paid pursuant to this Agreement or any other agreement, and including property transfers pursuant to securities and other employee benefits that vest upon a change in the ownership of effective control of the Company (collectively, the "Excess Parachute Payments") the Company shall pay to Executive, on demand, a cash sum sufficient (on a grossed-up basis) to indemnify Executive and hold him harmless from the following (the "Tax Indemnity Payment"):

                  1. The amount of excise tax under section 4999 of the Internal Revenue Code on the entire amount of the Excess Parachute Payments and all Tax Indemnity Payments to Executive pursuant to this
         Section:

                  2. The amount of all local, state, and federal income and FICA taxes on all Tax Indemnity Payments to Executive pursuant to this Section (determined in each case at the highest marginal tax rate);

                  3. The amount of any fines, penalties, and interest that have been or potentially will be, assessed in respect of any excise or income tax described in the preceding clauses (1) or (2) so that the amounts of Excess Parachute Payments received by Executive will not be diminished by an excise tax imposed under section 4999 of the Internal Revenue Code or by any local, state, or federal income tax or FICA tax or fines, penalties or interest payable in respect of the Tax Indemnity Payments received by Executive pursuant to this Section.

         H. Executive shall not be required to offset against amounts due from the Company under this Section for any salary, bonus or other benefits (other than the welfare benefits) received by Executive from a third-party, and Executive shall be under no duty to mitigate by seeking or accepting another position.

                                  SECTION XII
                                WITHHOLDING TAXES

         The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

                                  SECTION XIII
                           EFFECTIVE PRIOR AGREEMENTS

         Except as described on the attached Exhibit A, this Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter herein and supersedes any prior agreement of any kind (other than those written option agreements previously entered into between the Company and Executive and which will remain in force and effect), including any other employment or severance agreements between the Company, its affiliates and the Executive.


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

                                   SECTION XIV
       CONSOLIDATION, MERGER OR SALE OF ASSETS; COOPERATION IN CONNECTION
                       WITH CHANGE IN CONTROL TRANSACTION

         Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity that assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or sale of assets, the term "the Company" as used will mean the other entity and this Agreement shall continue in full force and effect. In the event that the Company is involved in a transaction that if consummated would constitute a Change in Control, the Executive agrees to use his good faith efforts consistent with his duties as a director, officer or employee to cooperate with the Company, and as directed by the board of directors, the potential acquirer, in the due diligence process related thereto. In the event that there is a Change in Control and the Executive thereafter terminates his employment for "Good Reason" or voluntarily resigns, the Executive agrees to remain with the Company for a period of time after the date of such termination or resignation as requested by the Company or its acquirer, not to exceed three (3) months from the date of such termination or resignation, provided that the Company has paid to Executive all amounts due to him in connection with such termination or resignation, together with an additional amount equal to three months Base Salary and pro rated Annual Incentive Award together with all employment benefits and perquisites ("Transition Payment"). In the event that the Company or acquirer does not request Executive to remain after Executive's termination for Good Reason or resignation, then the Company shall pay Executive the Transition Payment in a lump sum upon his departure.

                                   SECTION XV
                                  MODIFICATION

         This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

                                   SECTION XVI
                           GOVERNING LAW; ARBITRATION

         This Agreement has been executed and delivered in the State of Tennessee and its validity, interpretation, performance and enforcement shall be governed by the laws of that state, without regard to conflict of law doctrines. Executive and the Company unconditionally submit to the jurisdiction of the courts of the State of Tennessee with respect to all matters relating to or arising from this Agreement, except to the extent that an issue is subject to arbitration as provided herein. The parties hereby agree that the prevailing party's attorneys' fees and costs will be paid by the other party.


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

         Any dispute among the parties hereto shall be settled by final and binding arbitration in Nashville, Tennessee, in accordance with the rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except that Company shall not be required to submit to arbitration the matters under Section IX.

                                  SECTION XVII
                                     NOTICES

         All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission, to the following:

         (a) If to the Company, at: 2401 21st Avenue South, Suite 200, Nashville, TN 37212, Attention: General Counsel, or at such other address as may have been furnished to the Executive by the Company in writing; or

         (b) If to the Executive, at: 2025 Sunset Hills Terrace, Nashville, Tennessee 37215, or such other address as may have been furnished to the Company by the Executive in writing.

                                  SECTION XVIII
                                BINDING AGREEMENT

         This Agreement shall be binding on the parties' successors, heirs and assigns.



         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


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




                                     CENTRAL PARKING CORPORATION



                                     By:
                                        ------------------------------------


                                     EXECUTIVE:



                                     ----------------------------------------
                                     WILLIAM J. VARESCHI, JR.


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


                                    EXHIBIT A

1) The grant of 400,000 non-qualified options to purchase shares of Central Parking Common Stock pursuant to Section (5) of the Employment Agreement between Central Parking System, Inc. and Executive dated as of the 29th day of February, 2001 (the "2001 Employment Agreement").

2) The obligation of the Company to grant Executive 200,000 Deferred Stock Units pursuant to Section (6) of the 2001 Employment Agreement and in accordance with the Form of Central Parking Corporation Deferred Stock Unit Agreement attached thereto as Exhibit A.


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